Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Third Quarter Dividend of $0.26 per Share,

Announces June 30, 2011 Quarterly Financial Results

New York, New York, August 4, 2011 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a third quarter dividend of $0.26 per share payable on October 3, 2011 to stockholders of record as of September 19, 2011.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2011.

HIGHLIGHTS:

Investment Portfolio: $994.0 million

Net Assets: $717.6 million

Indebtedness (borrowings under credit facility and senior secured notes): $275.0 million

Net Asset Value per share: $9.83

Portfolio Activity for the Quarter Ended June 30, 2011:

Cost of investments during period: $81.6 million

Sales, repayments and other exits during period: $71.4 million

Number of portfolio companies at end of period: 55

Operating Results for the Quarter Ended June 30, 2011:

Net investment income per share: $0.35

Dividends declared per share: $0.26

Earnings per share: $0.53

Net investment income: $25.7 million

Net realized and unrealized gains: $13.2 million

Net increase in net assets from operations: $38.9 million

Portfolio and Investment Activity

During the three months ended June 30, 2011, we invested $81.6 million across four new and several existing portfolio companies. This compares to investing $127.8 million across one new and several existing portfolio companies for the three months ended June 30, 2010. Sales, repayments and other exits of investment principal totaled $71.4 million during the three months ended June 30, 2011, versus $181.3 million during the three months ended June 30, 2010.

At June 30, 2011, our portfolio consisted of 55 portfolio companies and was invested 54% in senior secured loans, 18% in unsecured or subordinated debt securities, 12% in equity investments, 11% in senior secured notes and 5% in cash and cash equivalents. This compares to our portfolio of 51 companies that was invested 57% in senior secured loans, 17% in unsecured or subordinated debt securities, 12% in equity investments, 11% in senior secured notes and 3% in cash and cash equivalents at June 30, 2010. Our average portfolio company investment at amortized cost was approximately $18.1 million at June 30, 2011, versus $17.4 million at June 30, 2010. At June 30, 2011, 1.3% of our total debt investments at fair value (or 1.7% at amortized cost) was on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.2% at June 30, 2011 and 12.4% at June 30, 2010. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.2% and 13.9%, respectively, at June 30, 2011, versus 11.2% and 15.1% at June 30, 2010. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.5% at June 30, 2011 and 10.5% at June 30, 2010. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 11.1% and 11.9%, respectively, at June 30, 2011, versus 10.0% and 11.3% at June 30, 2010. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At June 30, 2011, we had $46.4 million in cash and cash equivalents, $275.0 million available under our senior secured, multi-currency credit facility, and $8.5 million payable for investments purchased.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2011 and 2010.

Investment Income

Investment income totaled $37.1 million and $62.3 million, respectively, for the three and six months ended June 30, 2011, compared to $28.2 million and $56.0 million for the three and six months ended June 30, 2010. The increase in investment income for the three and six months ended June 30, 2011 is primarily attributable to interest and one-time fees collected from the early repayment of one of our largest portfolio company investments.

Expenses

Total expenses for the three and six months ended June 30, 2011 were $11.4 million and $21.7 million, respectively, versus $7.8 million and $15.3 million for the three and six months ended June 30, 2010. Of these totals, for the three and six months ended June 30, 2011, $4.1 million and $7.7 million, respectively, were interest and credit facility related expenses, versus $1.7 million and $2.8 million for the three and six months ended June 30, 2010. Amortization of debt issuance costs for the three and six months ended June 30, 2011 were $0.6 million and $1.2 million, respectively, versus $0.6 million and $0.8 million for the three and six months ended June 30, 2010. The increases in 2011 were due to the issuance of $175 million in aggregate principal amount of our senior secured notes in January. Base management fees were $5.0 million and $9.4 million, respectively, for the three and six months ended June 30, 2011, compared to $4.2 million and $8.5 million for the three and six months ended June 30, 2010. The increase in base management fees for the three and six months ended June 30, 2011 reflects the growth and appreciation in value of our portfolio. Expenses also consist of incentive management fees, investment advisor expenses, professional fees, administrative services expense, insurance expenses, director fees and miscellaneous other expenses.

Net Investment Income

Net investment income totaled $25.7 million and $40.6 million, or $0.35 per share and $0.56 per share, respectively, for the three and six months ended June 30, 2011. For the three and six months ended June 30, 2010, net investment income totaled $20.4 million and $40.7 million, or $0.36 per share and $0.71 per share, respectively. The increase for the three-month period is primarily a result of interest and one-time fees related to an early payoff, partially offset by an increase in interest and credit facility related expenses.

Net Realized Losses

Total net realized loss for the three and six months ended June 30, 2011 was ($0.7) million and ($43.6) million, respectively, compared to ($21.7) million and ($64.0) million for the three and six months ended June 30, 2010. Net realized loss for the three months ended June 30, 2011 consisted primarily of net losses realized on foreign currency transactions. Foreign currency losses mainly represent net losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and six months ended June 30, 2011, the decrease in net unrealized depreciation on investments and foreign currency translation was $13.9 million and $59.9 million, respectively, versus $23.6 million and $76.1 million for the three and six months ended June 30, 2010. Net unrealized depreciation was ($46.0) million at June 30, 2011 and ($131.7) million at June 30, 2010. The valuations of our investments were favorably impacted by improved performance in certain portfolio companies, as well as increased multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three and six months ended June 30, 2011, the net increase in net assets from operations was $38.9 million and $56.9 million, or $0.53 per share and $0.78 per share, respectively, compared to $22.3 million and $52.8 million, or $0.39 per share and $0.93 per share, for the three and six months ended June 30, 2010. The increase in net assets from operations primarily reflects the increase in net investment income and the decrease in net unrealized depreciation on investments, net of realized gains and losses, for the three months ended June 30, 2011.

Liquidity and Capital Resources

At June 30, 2011, we had approximately $46 million in cash and cash equivalents, $275 million in debt outstanding and, subject to leverage and borrowing base restrictions, $275 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At June 30, 2011, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 356% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On August 3, 2011, our Board of Directors declared a dividend of $0.26 per share, payable on October 3, 2011 to stockholders of record at the close of business on September 19, 2011.

Dividends declared to stockholders for the three and six months ended June 30, 2011 totaled $19.0 million, or $0.26 per share, and $42.3 million, or $0.58 per share, respectively. For the three and six months ended June 30, 2010, dividends declared to stockholders totaled $18.2 million, or $0.32 per share, and $36.3 million, or $0.64 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income, and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the six months ended June 30, 2011 and 2010, dividends reinvested pursuant to our dividend reinvestment plan totaled $4.5 million and $2.4 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2011, the repurchase plan was further extended through June 30, 2012, with 1,594,971 shares remaining authorized for repurchase. During the six months ended June 30, 2011, we purchased a total of 200,000 shares of our common stock on the open market for $2.0 million, including brokerage commissions. There were no such purchases during the three months ended June 30, 2011. Since inception of the repurchase plan through June 30, 2011, we have purchased 1,161,679 shares of our common stock on the open market for $7.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, August 4, 2011 to discuss its second quarter 2011 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 69487170). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Thursday, August 4, 2011 and ending at midnight on Thursday, August 11, 2011. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 69487170. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	June 30, 2011	December 31, 2010
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $841,974,760 and $822,763,237)	$775,939,484	$707,262,774
Non-controlled, affiliated investments (amortized cost of $59,834,733 and $80,424,668)	66,840,128	77,376,201
Controlled investments (amortized cost of $91,836,479 and $82,489,600)	104,875,927	95,446,691

Total investments at fair value (amortized cost of $993,645,972 and $985,677,505)	947,655,539	880,085,666
Cash and cash equivalents	43,963,059	1,344,159
Cash denominated in foreign currency (cost of $2,388,451 and $798,560)	2,392,593	816,712
Unrealized appreciation on forward foreign currency contracts	614,059	—
Receivable for investments sold	1,647,251	5,316,189
Interest receivable	16,927,819	10,763,333
Dividends receivable	11,734,204	9,849,927
Prepaid expenses and other assets	7,588,514	7,431,688

Total Assets	$1,032,523,038	$915,607,674

Liabilities:
Payable for investments purchased	$8,484,017	$2,726,437
Unrealized depreciation on forward foreign currency contracts	676,199	368,445
Debt	275,000,000	170,000,000
Interest payable	5,212,705	256,084
Dividend distributions payable	18,983,359	23,222,287
Base management fees payable	4,958,231	4,355,021
Incentive management fees payable	—	14,614,098
Accrued administrative services	253,403	80,164
Other accrued expenses and payables	1,338,476	1,505,214

Total Liabilities	314,906,390	217,127,750

Net Assets:
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 74,174,589 and 73,531,317 issued and 73,012,910 and 72,569,638 outstanding	74,175	73,531
Paid-in capital in excess of par	1,000,743,537	994,200,522
Distributions in excess of net investment income	(5,750,635)	(4,029,341)
Accumulated net realized loss	(223,979,302)	(180,403,836)
Net unrealized depreciation	(46,042,187)	(105,935,052)
Treasury stock at cost, 1,161,679 and 961,679 shares held	(7,428,940)	(5,425,900)

Total Net Assets	717,616,648	698,479,924

Total Liabilities and Net Assets	$1,032,523,038	$915,607,674

Net Asset Value Per Share	$9.83	$9.62

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$32,802,096	$25,008,141	$54,264,017	$50,321,153
Dividends	1,099,169	541,610	1,668,595	1,045,255
Other income	37,500	37,500	37,500	37,500
From non-controlled, affiliated investments:
Interest	1,314,909	1,624,132	2,832,534	3,084,840
Dividends	368,575	314,411	722,792	616,574
From controlled investments:
Interest	1,484,319	685,161	2,741,259	904,732

Total investment income	37,106,568	28,210,955	62,266,697	56,010,054

Expenses:
Base management fees	4,958,231	4,151,014	9,423,470	8,473,485
Incentive management fees	—	—	—	493,951
Interest and credit facility fees	4,052,052	1,699,510	7,694,271	2,821,764
Amortization of debt issuance costs	627,779	587,884	1,236,506	756,176
Investment advisor expenses	435,530	385,297	861,015	783,961
Professional fees	303,457	192,965	662,513	396,231
Administrative services	255,819	220,987	546,621	478,710
Insurance	121,695	182,203	242,420	334,611
Director fees	104,000	91,832	212,269	187,669
Other	508,771	278,626	771,743	597,594

Total expenses	11,367,334	7,790,318	21,650,828	15,324,152

Net Investment Income	25,739,234	20,420,637	40,615,869	40,685,902

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(33,030)	(20,391,142)	(37,331,447)	(27,086,218)
Non-controlled, affiliated investments	—	—	(5,069,199)	(36,221,865)
Controlled investments	3,443	634	3,443	2,515
Foreign currency	(678,187)	(1,260,360)	(1,178,263)	(708,623)

Net realized loss	(707,774)	(21,650,868)	(43,575,466)	(64,014,191)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	8,226,330	3,529,516	48,881,559	19,116,927
Non-controlled, affiliated investments	3,672,727	(1,445,753)	10,637,490	36,367,741
Controlled investments	1,412,925	18,876,805	82,357	19,520,937
Foreign currency translation	574,934	2,604,495	291,459	1,140,567

Net change in unrealized appreciation or depreciation	13,886,916	23,565,063	59,892,865	76,146,172

Net realized and unrealized gain	13,179,142	1,914,195	16,317,399	12,131,981

Net Increase in Net Assets Resulting from Operations	$38,918,376	$22,334,832	$56,933,268	$52,817,883

Net Investment Income Per Share	$0.35	$0.36	$0.56	$0.71

Earnings Per Share	$0.53	$0.39	$0.78	$0.93

Basic and Diluted Weighted-Average Shares Outstanding	73,012,910	57,490,004	72,897,293	57,045,983
Dividends Declared Per Share	$0.26	$0.32	$0.58	$0.64

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 on file with the SEC.

Computations for all periods are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

GAAP Basis:
Net Investment Income	$25,739,234	$20,420,637	$40,615,869	$40,685,902
Net Increase in Net Assets from Operations	38,918,376	22,334,832	56,933,268	52,817,883
Net Asset Value at end of period	717,616,648	642,415,796	717,616,648	642,415,796
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(4,842,258)	(4,130,722)	(5,114,125)	(7,631,808)
As Adjusted:
Net Investment Income	$20,896,976	$16,289,915	$35,501,744	$33,054,094
Net Increase in Net Assets from Operations	34,076,118	18,204,110	51,819,143	45,186,075
Net Asset Value at end of period	712,502,523	634,783,988	712,502,523	634,783,988

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.35	$0.36	$0.56	$0.71
Net Increase in Net Assets from Operations	0.53	0.39	0.78	0.93
Net Asset Value at end of period	9.83	9.83	9.83	9.83

Per Share Amounts, As Adjusted:
Net Investment Income	$0.29	$0.28	$0.49	$0.58
Net Increase in Net Assets from Operations	0.47	0.32	0.71	0.79
Net Asset Value at end of period	9.76	9.71	9.76	9.71

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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